SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Apollo Investment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

9 West 57th Street

New York, New York 10019

June     , 2013

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Apollo Investment Corporation, a Maryland corporation (the “Company”), to be held on August 6, 2013 at 10:30 a.m., Eastern Daylight Time, at The Peninsula New York, 700 Fifth Avenue, New York, New York 10019.

The notice of Special Meeting and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to authorize flexibility for the Company, with approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain conditions as set forth herein (including that the cumulative number of shares sold does not exceed 25% of its then outstanding common stock immediately prior to each such sale).

It is important that your shares be represented at the Special Meeting. Even if you plan to attend the meeting in person, I urge you to complete, date and sign the enclosed green proxy card and promptly return it in the envelope provided. If you prefer, you can save time by authorizing your proxy through the Internet or by telephone as described in the Proxy Statement and on the enclosed green proxy card. Your vote and participation in the governance of the Company is very important to us.

Stockholders of record at the close of business on June 12, 2013 will also receive a white proxy card for the Annual Meeting of Stockholders, which will be held at the same place and on the same date stated above, but not at the same time. You will also receive a proxy statement for the Annual Meeting of Stockholders. Please be certain to sign, date and return each proxy card you receive from us.

Sincerely yours,

John J. Hannan
Chairman of the Board of Directors

APOLLO INVESTMENT CORPORATION

9 West 57th Street

New York, New York 10019

(212) 515-3450

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 6, 2013

To the Stockholders of Apollo Investment Corporation:

A Special Meeting of Stockholders of Apollo Investment Corporation, a Maryland corporation (the “Company”), will be held at The Peninsula New York, 700 Fifth Avenue, New York, New York 10019 on Tuesday, August 6, 2013 at 10:30 a.m., Eastern Daylight Time, for the following purposes:

1.	To consider and vote upon a proposal to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations described in the accompanying Proxy Statement (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of its then outstanding common stock immediately prior to each such sale).

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on June 12, 2013. Even if you plan to attend, please sign the enclosed green proxy card and return it promptly in the self-addressed envelope provided or authorize your proxy by telephone or through the Internet. Please refer to the voting instructions provided on your green proxy card. In the event there are not sufficient shares present for a quorum or sufficient votes to approve the proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Joseph D. Glatt, Corporate Secretary

New York, New York

June     , 2013

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the green proxy card in the enclosed self-addressed envelope or authorize your proxy by telephone or through the Internet. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person if you wish to change your vote.

APOLLO INVESTMENT CORPORATION

9 West 57th Street

New York, New York 10019

(212) 515-3450

PROXY STATEMENT

Special Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Apollo Investment Corporation, a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the Company’s Special Meeting of Stockholders (the “Meeting”) to be held on Tuesday, August 6, 2013 at 10:30 a.m., Eastern Daylight Time, at The Peninsula New York, 700 Fifth Avenue, New York, New York 10019 and at any postponements or adjournments thereof. This Proxy Statement, the Notice of Meeting and the accompanying green proxy card are first being sent to stockholders on or about June     , 2013.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying green proxy card or authorize your proxy by telephone or through the Internet, and the Company receives it in time for voting at the Meeting, the persons named as proxies will vote your shares in the manner that you specify. If you give no instructions on the green proxy card, the shares covered by the green proxy card will be voted FOR the proposal listed in the accompanying Notice of Special Meeting of Stockholders.

You may revoke a proxy at any time before it is exercised by notifying the Company’s Secretary in writing, by submitting a properly executed later-dated proxy, or by voting in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously authorized his or her shares to be voted by proxy or if he or she wishes to change a previous vote.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposal:

1.	To consider and vote upon a proposal to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations described herein (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of its then outstanding common stock immediately prior to each such sale).

Voting Securities

You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on June 12, 2013 (the “Record Date”). There were              shares of the Company’s common stock outstanding on the Record Date. Each share of the common stock is entitled to one vote. If you hold your shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of holders of shares of stock of the Company entitled to cast a majority of the votes entitled to be cast on the Record Date will constitute a quorum. Abstentions and shares held by a broker or other nominee for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes. Notwithstanding the foregoing, the Company does not expect many, if any, broker non-votes at the meeting because there are no routine proposals to be voted on at the Meeting.

Vote Required

Approval of Proposal to Authorize the Company to Sell Shares of its Common Stock (During the Next 12 Months) at a Price Below the Company’s Then Current Net Asset Value Per Share Subject to Certain Conditions Described Herein (Including That the Cumulative Number of Shares Sold Does Not Exceed 25% of its Then Outstanding Common Stock Immediately Prior to Each Such Sale). The affirmative vote of at least (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Additional Solicitation. If there are not enough shares represented at the Meeting for a quorum or votes to approve a proposal at the Meeting, the Chairman of the Meeting or the stockholders who are represented in person or by proxy may adjourn the Meeting to permit the further solicitation of proxies. If a proposal to adjourn is submitted to stockholders, the persons named as proxies will vote proxies held by them for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and green proxy card. If brokers, trustees, or fiduciaries and other institutions or nominees holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain instructions from, such beneficial owners, we will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the mail, proxies may be solicited in person and/or by telephone, e-mail or facsimile transmission by Directors, officers or employees of the Company and/or officers or employees of Apollo Investment Management, L.P. (“AIM”), the Company’s investment adviser. AIM is located at 9 West 57th Street, New York, New York 10019. No additional compensation will be paid to Directors, officers or regular employees of the Company or AIM for such services.

The Company has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies. The Company expects to pay market rates for such services with an estimated fee of approximately $            , plus

out-of-pocket expenses. As the Meeting date approaches, certain stockholders of the Company may receive a telephone call from a representative of Georgeson if their proxy authorizations have not yet been received. Authorization to permit Georgeson to execute proxies may be obtained by telephonic or electronically transmitted instructions from stockholders of the Company. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. The Company believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

In all cases where a telephonic proxy is solicited, the Georgeson representative is required to ask for each stockholder’s full name and complete address and to confirm that the stockholder has either received the proxy materials in the mail or has been provided a notice and access notification. If the stockholder is a corporation or entity, the Georgeson representative is required to ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited matches the information provided to Georgeson, then the Georgeson representative has the responsibility to explain the process, read the proposal listed on the green proxy card and ask for the stockholder’s instructions on the proposals. Although the Georgeson representative is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this Proxy Statement. Georgeson will record the stockholder’s instructions on the card. Within 72 hours, the stockholder will be sent a letter or mailgram to confirm his or her proxy authorization and asking the stockholder to call Georgeson immediately if his or her instructions are not correctly reflected in the confirmation.

Stockholders also may provide their voting instructions by telephone or through the Internet. These options require stockholders to input the Control Number which is located on their green proxy card. After inputting this number, stockholders will be prompted to provide their voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call or Internet link. Stockholders who authorize proxies through the Internet, in addition to confirming their voting instructions prior to submission, also will receive an e-mail confirming their instructions upon request.

If a stockholder wishes to participate in the Meeting, but does not wish to give a proxy by telephone or electronically, the stockholder may submit the green proxy card originally sent with this Proxy Statement by mail or attend the Meeting in person.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked, even if the proxy being revoked was given by telephone or electronically and should be delivered to the Company’s proxy tabulator. The notice of revocation may be delivered by mail or in person at the Meeting. In addition, a later dated proxy granted by any means will automatically revoke any prior proxy.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, to our knowledge, no person would be presumed under the 1940 Act to “control” us, as such term is defined in the 1940 Act.

Our Directors consist of independent Directors (Directors who are not “interested persons” (as defined in the 1940 Act) of the Company, and therefore not affiliates of AIM) (“Interested Directors”) and interested Directors. Interested Directors are “interested persons” of the Company, as defined in the 1940 Act.

The following table sets forth, as of March 31, 2013, certain ownership information with respect to our common stock for those persons whom we believe, based on public filings and/or information provided by such persons, directly or indirectly owned, controlled or held, with the power to vote, 5% or more of our outstanding common stock as of that date. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power over the securities owned by it.

Name and address of Beneficial Owner	Type of ownership(1)	Shares owned	Percentage of common stock outstanding
BlackRock, Inc.(2)	Beneficial	13,869,896	6.84%
Thornburg Investment Management Inc.(3)	Beneficial	13,495,010	6.65%

(1)	Over 99% of our common stock is owned of record by Cede & Co., as nominee of The Depository Trust Company.
(2)	The principal address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	The principal address for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

The following table sets forth, as of the Record Date, the number of shares of the Company’s common stock beneficially owned by each of our Directors and our current Executive Officers. As of that date, the Company’s Directors and Executive Officers, as a group, owned less than 1% of the Company’s outstanding common stock.

Directors, Executive Officers and Nominees	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Independent Directors and Nominee
Jeanette Loeb
Frank C. Puleo
R. Rudolph Reinfrank(2)
Carl Spielvogel
Elliot Stein, Jr.
Bradley J. Wechsler

Interested Directors and Nominees
John J. Hannan(3)
James C. Zelter

Executive Officers
Gregory W. Hunt
Joseph D. Glatt
Edward J. Goldthorpe
Cindy Z. Michel
Eileen M. Patrick
John J. Suydam

*	Represents less than 1% of the outstanding shares.
(1)	Based on shares of common stock outstanding as of the Record Date.
(2)	On June 7, 2013 the Board elected Mr. Reinfrank as a Director, effective as of June 14, 2013. On June 7, 2013 Ashok Bakhru resigned as a Director effective as of June 14, 2013.
(3)	Mr. Hannan holds shares through indirect beneficial ownership of a family trust.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company’s Investor Relations Department. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board of Directors by sending their communications to Apollo Investment Corporation, c/o Joseph D. Glatt, Corporate Secretary, 9 West 57th Street, New York, New York 10019. All stockholder communications received in this manner will be delivered to one or more members of the Board of Directors.

Information about Executive Officers

The following information, as of the Record Date, pertains to our Executive Officers.

Name, Address and Age(1)	Position(s) Held with Company	Principal Occupation(s) During Past 5 Years(2)
Gregory W. Hunt, 56	Chief Financial Officer and Treasurer	Mr. Hunt began his term as Chief Financial Officer and Treasurer of the Company in May 2012. Previously, Mr. Hunt was Executive Vice President and Chief Financial Officer for Yankee Candle which he joined in April 2010. Prior to joining Yankee Candle, Mr. Hunt served as the Executive Vice President of Strategic and Commercial Development for Norwegian Cruise Lines from 2007 to 2009. Prior to joining Norwegian Cruise Lines, Mr. Hunt served as Chief Financial Officer and Chief Restructuring Officer of Tweeter Home Entertainment Group, Inc. from 2006 to 2007 and Chief Financial Officer and Co-Chief Executive of Syratech Corporation from 2001 to 2006. Prior to Syratech, Mr. Hunt held several senior financial leadership positions including Chief Financial Officer of NRT Inc., Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Hunt also serves as a member of the Board of Advisors for the University of Vermont School of Business.
Joseph D. Glatt, 39	Secretary and Vice President	Mr. Glatt was appointed Secretary of the Company in 2010 and Vice President in 2009. Mr. Glatt is also currently General Counsel of Apollo Capital Management, L.P. (“ACM”), a position he has held since 2007. Since 2011 he has served as the Chief Legal Officer of Apollo Senior Floating Rate Fund Inc., and since 2013 he has served as the Chief Legal Officer of Apollo Tactical Income Fund Inc. Previously, Mr. Glatt was associated with the law firms of Simpson Thacher & Bartlett LLP from 1998 to 2003 and Schulte Roth & Zabel LLP from 2003 to 2007, in each case, primarily focusing on mergers and acquisitions, leveraged buyouts and capital markets activities.

Name, Address and Age(1)	Position(s) Held with Company	Principal Occupation(s) During Past 5 Years(2)
Edward J. Goldthorpe, 36	President	Mr. Goldthorpe began his term as President of the Company and as Chief Investment Officer of AIM in 2012. Previously, Mr. Goldthorpe was employed by Goldman Sachs for 13 years. He served most recently as a Managing Director with the Bank Loan Distressed Investing Desk (2009 to 2012), and prior to that Mr. Goldthorpe was a Managing Director with the Special Situations Group within the firm’s Securities Division (2005 to 2009). Prior to that, Mr. Goldthorpe was a Vice President in the High Yield Distressed Group (2001 to 2005), an analyst in the Merchant Banking Division (2000 to 2001), and an analyst in the Investment Banking Division (1999 to 2000). Mr. Goldthorpe received a B.A. in Commerce from Queen’s University in Kingston, Ontario. Mr. Goldthorpe currently serves on the Global Advisory Board for the Queen’s School of Business. He is also the Chairman of the Young Fellowship of The Duke of Edinburgh’s Award.
Cindy Z. Michel, 39	Vice President and Chief Compliance Officer	Ms. Michel was appointed Chief Compliance Officer and Vice President of the Company in 2010. Ms. Michel joined Apollo Global Management, LLC in 2007 as its Director of Compliance and continues to serve in this role. Prior to joining Apollo, Ms. Michel served as the Director of Compliance of the Private Equity Division at Lehman Brothers. Prior to that, she was associated with the investment bank Credit-Suisse Securities as a member of its Compliance Department supporting the Private Equity and Investment Banking businesses. Before joining Credit-Suisse, Ms. Michel was associated with the law firm of DLA Piper.
Eileen M. Patrick, 45	Executive Vice President of Corporate Strategy	Ms. Patrick was appointed Executive Vice President of Corporate Strategy of the Company in 2012. Ms. Patrick joined Apollo in 2010 working in its Capital Markets Division. She also serves as a Vice President and member of the Investment Committee for the manager of Apollo Residential Mortgage Inc. (NYSE: AMTG). Prior to joining Apollo, Ms. Patrick was a Managing Director at JP Morgan in the Financial Institutions Group. Prior to that she was a Senior Managing Director in the Financial Institutions Group at Bear Stearns.

Name, Address and Age(1)	Position(s) Held with Company	Principal Occupation(s) During Past 5 Years(2)
John J. Suydam, 53	Vice President and Chief Legal Officer	Mr. Suydam joined the Company in 2006. Mr. Suydam also serves as the Chief Legal Officer of Apollo Global Management, LLC, a position he has held since 2006. From 2002 to 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves as a trustee of the New York University School of Law and is a member of the Department of Medicine Advisory Board of The Mount Sinai Medical Center. Mr. Suydam also serves as a member of the board of directors of the Big Apple Circus and Environmental Solutions Worldwide Inc. Mr. Suydam received his JD from New York University School of Law and graduated magna cum laude with a BA in History from the State University of New York at Albany.
James C. Zelter, 50	Chief Executive Officer and Director	Mr. Zelter joined Apollo in 2006. He became the Chief Executive Officer and a Director of the Company in November 2008. He is the Managing Partner of ACM. The funds in the ACM platform include, without limitation: Apollo Credit Fund, Apollo Credit Opportunity Fund I, II, and III, Apollo Credit Strategies Fund and Apollo European Principal Finance Fund I and II. ACM also includes Apollo Investment Management, L.P. the investment manager to Apollo Investment Corporation. Prior to joining Apollo, Mr. Zelter was with Citigroup and its predecessor companies from 1994 to 2006. From 2003 to 2005, Mr. Zelter was Chief Investment Officer of Citigroup Alternative Investments, and prior to that he was responsible for the firm’s Global High Yield franchise.

(1)	The business address of each executive officer is c/o Apollo Investment Corporation, 9 West 57th Street, New York, New York 10019.
(2)	Certain executive officers serve as members of governing boards of certain of our portfolio companies.

Code of Conduct

The Company has adopted a code of conduct which applies to, among others, its executive officers, including its Chief Executive Officer and its Chief Financial Officer. The Company’s code of conduct can be accessed via the Company’s website at http://www.apolloic.com.

Certain Relationships and Transactions

Transactions with Affiliated Persons. We have entered into an amended and restated investment advisory and management agreement with AIM. Certain of our Executive Officers and our Chairman of the Board of Directors have ownership and financial interests in AIM. Certain of our Executive Officers also serve as principals of other investment managers affiliated with AIM that may in the future manage investment funds with investment objectives similar to ours. In addition, our Executive Officers and Directors and the partners of our investment adviser, AIM, serve or may serve as officers, directors or principals of entities that operate in the same or related line of business as we do, or of investment funds managed by its affiliates, although we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with AIM. However, our investment adviser and its affiliates intend to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other client. We may invest, to the extent permitted by law, on a concurrent basis with affiliates of AIM, subject to compliance with applicable regulations and our allocation procedures.

We have entered into a royalty-free license agreement with Apollo Management Holdings, L.P. (“AMH”), pursuant to which AMH has agreed to grant us a non-exclusive license to use the name “Apollo.” Under the license agreement, we have the right to use the “Apollo” name for so long as AIM or one of its affiliates remains our investment adviser. In addition, we rent office space from AIA, an affiliate of AIM, and pay AIA our allocable portion of overhead and other expenses incurred by AIA in performing its obligations under our administration agreement with AIA, including our allocable portion of the cost of our chief financial officer and chief compliance officer and their respective staffs, which can create conflicts of interest that our Board of Directors must monitor.

With respect to Director independence, please refer to the Corporate Governance section in our Proxy Statement for the 2013 Annual Meeting of Stockholders.

PROPOSAL I: AUTHORIZATION OF THE COMPANY TO SELL SHARES OF

COMMON STOCK BELOW NET ASSET VALUE PER SHARE (SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROPOSAL)

The Company is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current net asset value per share of such stock (“NAV”), exclusive of sales compensation, unless its stockholders approve such a sale and the Company’s Board of Directors makes certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock at a price below its then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a twelve-month period expiring on the anniversary of the conclusion of this Meeting.

The Company’s Board of Directors, including a majority of the Independent Directors who have no financial interest in this proposal, has approved this proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. Upon obtaining the requisite stockholder approval, the Company will comply with the conditions described below in connection with any financing undertaken pursuant to this proposal.

It should be noted that the maximum number of shares salable below NAV pursuant to this authority that could result in such dilution is limited to 25% of the Company’s then outstanding common stock immediately prior to each such sale. Furthermore, pursuant to this authority, there would be no limit on the discount to NAV at which shares could be sold. See below for a discussion and an example of the dilutive effect of the sale of shares below NAV.

Reasons to Offer Common Stock Below NAV. The Company believes that market conditions may from time to time provide attractive opportunities to deploy capital. Global capital markets have historically experienced periods of disruption as evidenced by a lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of certain major financial institutions. During 2008 and in subsequent years, despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. During that period of time, many investors sold assets in order to repay debt or meet equity redemption requirements or other obligations. This dynamic created forced selling (which could return should global markets experience future disruption of the past credit cycle) that had negatively impacted valuations of debt securities in most markets. This negative pressure on valuations had contributed to significant unrealized write-downs of debt investments of many finance companies, including investments in the Company’s portfolio. However, these changes in the market conditions also had beneficial effects for capital providers, including more favorable pricing of risk and more creditor-friendly contractual terms.

While market conditions have recently improved, markets may still experience disruptions due to, among other things, uncertainty surrounding the U.S. federal debt ceiling, deficits and further downgrades of the long term sovereign credit rating of the United States of America and the credit rating of several related government agencies and institutions and the continuing financial crisis in parts of Europe affecting the euro and the European economies. Although we are seeing increased stability, there can be no assurance that the financial markets will not worsen again in the future. If these adverse market conditions return, we and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. Capital may not be available to us on favorable terms, or at all, in light of the inherent uncertainty and volatility of the financial markets. The current economic environment gives firms that have access to capital a significant advantage. Even with the recent market disruption, we still believe that there are opportunities in the secondary market and, accordingly, firms that continue to have access to capital in the current environment will have investment opportunities on more favorable terms than have been available at other times. Our ability to take advantage of these opportunities is dependent upon, among other things, our access to equity capital. Further, although valuations had partially recovered during that period of time, additional opportunity remained in the secondary market. Accordingly, for those firms that continued to have access to capital, such an environment had the potential to provide investment opportunities on more favorable terms than would otherwise have been available. The Company’s ability to take advantage of these opportunities is dependent upon its access to capital.

As a BDC and a regulated investment company (“RIC”), for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason BDCs, in order to borrow money or issue preferred stock, must maintain a debt to equity ratio of not more than 1:1, which requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Even though the underlying performance of a particular portfolio company may not necessarily indicate impairment or its inability to repay all principal and interest in full, the volatility in the debt capital markets may continue to negatively impact the valuations of debt investments and result in further unrealized write-downs of those debt investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact stockholders’ equity and the resulting debt to equity ratio.

Exceeding the 1:1 debt to equity ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this 1:1 debt to equity ratio, the markets it operates in and the general economy remain volatile and uncertain. Continued volatility in the capital markets and the resulting negative pressure on debt investment valuations could negatively impact the Company’s asset valuations, stockholders’ equity and the Company’s debt to equity ratio.

As noted above, market disruption had resulted in good opportunities to invest at attractive risk-adjusted returns. However, the extreme volatility and dislocation that the capital markets had experienced also materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. If these adverse market conditions return and/or worsen in the future, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of these good investment opportunities. In addition, the debt capital that will be available, if at all, may be at a higher cost and on less favorable terms and conditions in the future.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. At times our shares of common stock have traded in excess of NAV and at times they have traded at a discount from NAV. The possibility that our shares of common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term is a risk separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether the shares that may be offered pursuant to this approval will trade at, above, or below NAV. The following table lists the high and low closing sales prices for our common stock, and the closing sales price as a percentage of NAV. On June 6, 2013, the last reported closing sale price of our common stock was $7.99 per share which represented a discount of approximately 3.4% to the most recently reported NAV (as of March 31, 2013) of $8.27.

	NAV(1)	Closing Sales Price	Closing Sales Price	Premium or Discount of High Sales Price to NAV	Premium or Discount of Low Series Price to NAV
		High	Low
Fiscal Year Ended March 31, 2013
Fourth Fiscal Quarter	$8.27	$9.01	$8.23	9%	0%
Third Fiscal Quarter	$8.14	$8.47	$7.29	4%	(10)%
Second Fiscal Quarter	$8.46	$8.30	$7.57	(2)%	(11)%
First Fiscal Quarter	$8.30	$7.67	$6.59	(8)%	(21)%

Fiscal Year Ended March 31, 2012
Fourth Fiscal Quarter	$8.55	$8.00	$6.67	(6)%	(22)%
Third Fiscal Quarter	$8.16	$8.55	$5.99	5%	(27)%
Second Fiscal Quarter	$8.12	$10.60	$7.39	31%	(9)%
First Fiscal Quarter	$9.76	$12.23	$9.71	25%	(1)%

(1)	NAV is determined as of the last business day in the relevant quarter and therefore may not reflect what the NAV would have been on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Calculated using the respective high or low closing sales price divided by the quarter end NAV.

At the 2012 Annual Meeting of Stockholders, the stockholders authorized the Company, with the approval of its Board of Directors, during a one-year period to sell shares of its common stock at a price below NAV under certain conditions, including that the cumulative number of shares sold pursuant to such authority not exceed 25% of the Company’s then outstanding common stock immediately prior to each such sale. This authorization will expire on September 5, 2013, the anniversary of such stockholder approval. In these uncertain financial times, the availability of additional options that would be afforded by approval of this proposal by stockholders is of great importance to us.

The Board of Directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay dividends to stockholders could be adversely affected.

While the Company has no immediate plans to sell shares of its common stock below NAV, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the Board of Directors at the time of sale. Also, because the Company has no immediate plans to sell any shares of its common stock, it is impracticable to describe the transaction or transactions in which such shares of common stock would be sold. Instead, any transaction where the Company sells such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the Board of Directors at the time of sale. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal. If approved, the authorization would be effective for securities sold during a period beginning on the date of such stockholder approval and expiring on the anniversary of the date of the Meeting.

Conditions to Sales Below NAV. If stockholders approve this proposal, the Company will sell shares of its common stock at a price below NAV, exclusive of sales compensation, only if the following conditions are met:

•	a majority of the Company’s Independent Directors who have no financial interest in the sale have approved the sale;

•

a majority of the Independent Directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the sale of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount which could be substantiated; and

•	the cumulative number of shares sold pursuant to such authority during the applicable period does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such sale.

Key Stockholder Considerations. Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the sale of shares of the Company’s common stock at less than NAV and the expenses associated with such sale on the NAV. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro rata basis. This dilution would include reduction in the NAV as a result of the sale of shares at a price below the NAV and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such sale. The Board of Directors of the Company will consider the potential dilutive effect of the sale of shares at a price below the NAV when considering whether to authorize any such sale. Shares of common stock sold at prices below then current NAV upon exercise or conversion of any warrants or other securities that may be issued under authority previously approved by shareholders in accordance with Section 61(a) of the 1940 Act will not be taken into account in determining whether the 25% limitation described above in this proposal has been reached.

The 1940 Act establishes a connection between common share sale price and NAV because when stock is sold at a sale price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for sale, and thus any future issuance of common stock will dilute their holdings of common stock as a percentage of shares outstanding to the extent they do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted. There is no maximum level of discount from NAV at which we may sell shares pursuant to their authorization.

Examples of Dilutive Effect of the Issuance of Shares Below Net Asset Value

The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in four different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from net asset value); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from net asset value); (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from net asset value); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.00 per share after offering expenses and commission (a 100% discount from NAV).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$7.89	—	$0.00
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$7.50	—	$0.00

Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.24)%	$9.91	(0.91)%	$9.50	(5.00)%	$8.00	(20.00)%

Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000
Percentage Held by Stockholder A	1.0%	0.95%	(4.76)%	0.91%	(9.09)%	0.80%	(20.00)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,762	(0.24)%	$99,091	(0.91)%	$95,000	(5.00)%	$80,000	(20.00)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(238)	—	$(909)	—	$(5,000)	—	$-20,000
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—	$8.00
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—	$(2.00)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.24)%	—	(0.91)%	—	(5.00)%		(-20.00)%

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW THE COMPANY’S THEN CURRENT NAV PER SHARE SUBJECT TO THE LIMITATIONS DESCRIBED IN THIS PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders To Be Held on August 6, 2013

The following materials relating to this Proxy Statement are available at www.proxyvote.com:

•	this Proxy Statement;

•	the accompanying Notice of Special Meeting;

•	information on how to obtain directions to attend the Meeting in person;

•	proxy cards and any other proxy materials; and

•	the Company’s Annual Report for the fiscal year ended March 31, 2013.

OTHER BUSINESS

Under Maryland law, the only matters that may be acted on at a special meeting of stockholders are those stated in the notice of the special meeting. Accordingly, other than procedural matters relating to the Proposals, no other business may properly come before the Meeting. If any procedural matter is submitted to stockholders, the persons named as proxies will vote on such procedural matter in accordance with their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at an annual meeting of stockholders unless certain securities law requirements are met. The Company expects that the 2014 Annual Meeting of Stockholders will be held in August 2014, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting, including nomination of a Director, must submit the proposal in writing to the Company at its address in New York, New York, and the Company must receive the proposal no later than February     , 2014, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

Notices of intention to present proposals, including nomination of a Director, at the 2014 Annual Meeting should be addressed to Joseph D. Glatt, Corporate Secretary, Apollo Investment Corporation, 9 West 57th Street, New York, New York 10019 and should be received by the Company between January     , 2014 and 5:00 p.m., Eastern Time, on February     , 2014. In the event that the date of the next annual meeting is advanced or delayed by more than 30 days from the first anniversary of the Meeting a notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Company’s Audit Committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Company’s Chief Compliance Officer (“CCO”). Persons who are uncomfortable submitting complaints to the CCO, including complaints involving the CCO, may submit complaints directly to the Company’s Audit Committee Chair. Complaints may be submitted on an anonymous basis.

The CCO may be contacted at:

Apollo Investment Corporation

Chief Compliance Officer

9 West 57th Street

New York, New York 10019

The Audit Committee Chair may be contacted at:

Apollo Investment Corporation

Audit Committee Chair

9 West 57th Street

New York, New York 10019

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year a number of brokers with account holders who are stockholders of the Company will be “householding” its proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to Joseph D. Glatt, Corporate Secretary, 9 West 57th Street, New York, New York 10019 or investorrelations@apolloic.com or 212-515-3450. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.

FINANCIAL STATEMENTS AND OTHER INFORMATION

We will furnish, without charge, a copy of our most recent annual report and the most recent quarterly report succeeding the annual report, if any, to any stockholder upon request. Requests should be directed to the Company at 9 West 57th Street, New York, New York 10019 (Telephone Number 212-515-3450).

You are cordially invited to attend the Special Meeting of Stockholders in person. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and promptly return the accompanying green proxy card in the enclosed postage-paid envelope or to authorize your proxy by telephone or through the Internet.

By Order of the Board of Directors

Joseph D. Glatt
Corporate Secretary

New York, New York

June     , 2013

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
1.	To approve a proposal to authorize flexibility for the Company, with approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations described in the accompanying proxy statement (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of its then outstanding common stock immediately prior to each such sale).	☐	☐	☐

NOTE: If any other business is presented at the meeting, the votes entitled to be cast by the undersigned will be cast by the proxies in their discretion, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the Board of Directors knows of no other business to be presented at the meeting. THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM THE COMPANY PRIOR TO THE EXECUTION OF THIS PROXY OF A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND A PROXY STATEMENT THE TERMS OF EACH OF WHICH ARE INCORPORATED BY REFERENCE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Annual Report, Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

APOLLO INVESTMENT CORPORATION Special Meeting of the Stockholders August 6, 2013 10:30 A.M.

The undersigned hereby appoints JOHN J. SUYDAM and JOSEPH D. GLATT, or either one of them, and each with full power of substitution, to act as proxies for the undersigned to vote all the shares of Common Stock of Apollo Investment Corporation (the “Company”) which the undersigned is entitled to vote at a Special Meeting of Stockholders of the Company to be held at The Peninsula New York, 700 Fifth Avenue, New York, New York 10019 on Tuesday, August 6, 2013 at 10:30 a.m., Eastern Daylight Time, and all adjournments thereof, as indicated on this proxy and to otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the meeting. THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED AND FOR THE PROPOSALS LISTED.

The validity of this proxy is governed by Maryland law. This proxy does not revoke any prior proxies except for prior proxies given in connection with the Special Meeting.

Continued and to be signed on reverse side